Exhibit 10.1

THIS SIXTH AMENDMENT, dated as of August 26, 2025 (this “Amendment”), to that certain Amended and Restated Agreement and Plan of Merger dated as of July 12, 2024 (the “Restated Merger Agreement”), which Restated Merger Agreement amended and restated in its entirety that certain Agreement and Plan of Merger dated December 11, 2023, is entered into by and among Aditxt, Inc., a Delaware corporation (“Parent”), Adifem, Inc., a Delaware corporation (“Merger Sub”) and Evofem Biosciences, Inc., a Delaware corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties” and each, a “Party”). The Restated Merger Agreement was also previously amended by that certain First Amendment to the Restated Merger Agreement by and among the Parties dated as of August 16, 2024, that certain Second Amendment to the Restated Merger Agreement by and among the Parties dated as of September 6, 2024, that certain Third Amendment to the Restated Merger Agreement by and among the Parties dated as of October 2, 2024, that certain Fourth Amendment by and among the Parties dated as of November 19, 2024, and that certain Fifth Amendment by and among the Parties dated as of March 22, 2025 (the Restated Merger Agreement, as amended thereby and by this Amendment, the “Merger Agreement”). All defined terms used herein that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Parent, Merger Sub and the Company mutually desire to amend the Merger Agreement as provided below.

NOW, THEREFORE, in further consideration of the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. Amendments.

Section 1.1. Change to Section 3.1(b)(ii) of the Merger Agreement. Section 3.1(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(ii) Subject to the other provisions of this Article III, each share of the Company’s Series E-1 Preferred Stock and the Company’s Series G-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares) (collectively the “Unconverted Company Preferred Stock”) shall automatically be converted into the right to receive from Parent, (the “Preferred Merger Consideration” and, together with the Common Merger Consideration the “Merger Consideration”) one share of Parent Preferred Stock having substantially the rights, powers and preferences set forth in the form Certificate of Designation attached hereto as Exhibit C (“Exchanged Parent Preferred Stock”). As used in this Agreement, “Preferred Exchange Ratio” is one to one for all shares of Unconverted Company Preferred Stock. The Common Exchange Ratio and Preferred Exchange Ratio are, together, the “Exchange Ratios.”

Section 1.2. Change to Section 6.23 of the Merger Agreement. Section 6.23 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Prior to Closing, the Company shall assist the Parent in obtaining the agreement (the “Exchange Agreements”) of the Company Convertible Noteholders to exchange such Company Convertible Notes and purchase rights they hold for an aggregate (for all Company Convertible Note Holders) of not more than 89,021 shares of Parent Preferred Stock on terms acceptable to Parent in its reasonable discretion.”

Section 1.3. Change to Section 7.2(j) of the Merger Agreement. Section 7.2(j) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Dissenting Shares. There shall be no more than 5,932,818 Dissenting Shares that are Company Common Stock or 202 Dissenting Shares that are Company Preferred Stock.”

Section 1.4. New Section 7.2(k) of the Merger Agreement. A new Section 7.2(k) is hereby added as follows:

“E-1 Waiver. Parent shall have received from each holder of the Company’s E-1 Convertible Preferred Stock a waiver, in a form reasonably satisfactory to Parent, with respect to each of the following provisions of the Certificate of Designations with respect thereto: the last sentence of Section 2, the entirety of Section 6, and any price adjustment provisions that may be triggered under Section 8(a)(ii), Section 12(c) and Section 12(d).”

Section 1.5. Change to Definition. The definition of the term “Company Preferred Stock” is hereby amended and restated in its entirety as follows:

““Company Preferred Stock” means the Company’s Series E-1 Convertible Preferred Stock, the F-1 Preferred Stock and the Company’s Series G-1 Convertible Preferred Stock.”

Section 1.6. Change to Definition. The definition of the term “Company Shareholder Approval” is hereby amended and restated in its entirety as follows:

““Company Shareholder Approval” means the approval of the Agreement and the Transactions, including the Merger, at the Company Shareholders Meeting in accordance with the DGCL and the Organizational Documents of the Company by the affirmative vote of at least a majority of (i) the outstanding shares of Company Common Stock (including all Company Preferred Stock on the basis and to the extent it is permitted to so vote) entitled to vote thereon and (ii) each series of the Unconverted Company Preferred Stock.”

Section 1.7. Change to Exhibit C. Exhibit C to the Merger Agreement, “Certificate of Designation for Exchanged Parent Preferred Stock,” is hereby amended and restated in its entirety as set forth on Exhibit C to this Amendment.

Article 2. Miscellaneous.

Section 2.1 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 2.2 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Merger Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Merger Agreement are ratified and confirmed and shall continue in full force and effect. The Parties agree that the Merger Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 2.3 Entire Agreement. This Amendment, the Merger Agreement and such other agreements, documents and instruments referred to in Section 9.6(b) of the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 2.4 Miscellaneous. The terms and provisions of Article IX of the Merger Agreement (other than Section 9.6(b), which Section 2.3 of this Amendment above replaces for purposes of this Amendment) are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Aditxt, Inc.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Adifem, Inc.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Evofem Biosciences, Inc.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	CEO

Exhibit C

Certificate of Designation for Exchanged Parent Preferred Stock

CERTIFICATE OF DESIGNATIONS

OF RIGHTS AND PREFERENCES OF

SERIES A-2 CONVERTIBLE PREFERRED STOCK

OF

ADITXT, INC.

I, Amro Albanna, hereby certify that I am the Chief Executive Officer and Chairman of Aditxt, Inc. (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Section 151(g) of the DGCL, the Board on [●], 2025 adopted the following resolution determining it desirable and in the best interests of the Company and its stockholders for the Company to create a series of [●] shares of preferred stock designated as “Series A-2 Convertible Preferred Stock”, none of which shares have been issued, to be issued pursuant to the transactions contemplated by Merger Agreement:

RESOLVED, that pursuant to the authority vested in the Board, in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.001 per share, of the Company be and hereby is created pursuant to this certificate of designations (this “Certificate of Designations”), and that the designation and number of shares established pursuant hereto and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Conversion” shall have the meaning set forth in Section 6.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Period Commencement Date” means [●], 2025.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of the Series A-2 Preferred Stock in accordance with the terms hereof.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger among the Company, Adifem, Inc. and Evofem Biosciences, Inc. dated as of July 12, 2024, as such shall be amended, supplemented and/or restated on or after the date hereof.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series A-2 Preferred Stock.

“Series A-2 Preferred Stock” means the Company’s Series A-2 Convertible Preferred Stock, par value $0.001 per share.

“Stated Value” means the stated value of the Series A-2 Convertible Preferred Stock, which shall be $1,000 per share, subject to adjustment for stock splits, dividends, combinations and related transactions as set forth herein.

“Trading Day” means a day on which the principal Trading Market is open for trading

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation and Amount. [●] of the Company are hereby designated as “Series A-2 Convertible Preferred Stock.”

Section 3. No Dividends. Holders shall be entitled to receive, and the Company shall pay, dividends on shares of Series A-2 Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A-2 Preferred Stock.

Section 4. Voting Rights. The holders of shares of Series A-2 Preferred Stock (each a “Holder” and collectively, the “Holders”) shall not be entitled to any voting rights, other than any vote required by law or the Certificate of Incorporation. However, for as long as any shares of Series A-2 Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A-2 Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series A-2 Preferred Stock or alter or amend this Certificate of Designation, (ii) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series A-2 Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of Common Stock and the Series A-2 Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A-2 Preferred Stock then held by them.

Section 6. Conversion. Holders of Series A-2 Preferred Stock shall have the following rights with respect to the conversion (“Conversion”) of the Series A-2 Preferred Stock into shares of Common Stock:

(a) Conversions at Option of Holder. Subject to and in compliance with the provisions of this Section 6, upon the Conversion Period Commencement Date, each share of Series A-2 Preferred Stock may, at the option of the Holder, be converted into fully paid and non-assessable shares of Common Stock, as set forth in this Section 6, upon notice (a “Notice of Conversion”) to the Company. The Holders shall effect conversions by providing the Company with a Notice of Conversion that shall specify the Conversion Price, the number of shares of Series A-2 Preferred Stock to be converted, the number of shares of Series A-2 Preferred Stock owned prior to the conversion at issue, the number of shares of Series A-2 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Company (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. To effect conversions, as the case may be, of shares of Series A-2 Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A-2 Preferred Stock to the Company unless all of the shares of Series A-2 Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series A-2 Preferred Stock promptly following the Conversion Date at issue. The Company shall issue certificates representing the Conversion Shares promptly, but in no event more than five (5) business days following surrender by a Holder of the certificate(s) representing the converted shares of Series A-2 Preferred Stock to the Company (such date that the Company is required to deliver such certificate(s), the “Delivery Date”).

(b) Conversion Price; Conversion Shares. The “Conversion Price” of the Series A-2 Preferred Stock shall be $[•]. Each share of Series A-2 Preferred Stock shall be convertible into such number of Conversion Shares that results from dividing the Stated Value by the Conversion Price.

(c) Limitations of Conversion. Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of the Series A-2 Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Beneficial Ownership Limitation”), and such Conversion Shares that may otherwise be acquired by the Holder upon such conversion (or other issuance) shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the beneficial ownership limitations provision of this Section, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A-2 Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder.

(d) Stock Splits. If the Company, at any time after the Original Issue Date and while at least one share of Series A-2 Preferred Stock is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iii) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iii) above.

(e) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 6(d) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A-2 Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation.

(f) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(g) Reservation of Shares. The Company covenants and agrees that any Conversion Shares issued upon the conversion of the Series A-2 Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for issuance of the Conversion Shares upon the conversion of the Series A-2 Preferred Stock.

(h) Payment of Taxes. The Company and its paying agent shall be entitled to withhold taxes on all payments on the Series A-2 Preferred Stock and Conversion Shares to the extent required by law. Prior to the date of any such payment, each Holder shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable. The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series A-2 Preferred Stock and (B) the issue of Conversion Shares; provided, however, in the case of any conversion of Series A-2 Preferred Stock, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the Holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

(i) Buy-In. If the Company fails, prior to the applicable Delivery Date, to, at its option, (i) deliver to such Holder the applicable certificate or certificates or (ii) cause its transfer agent to credit the account of such Holder or such Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, and if after such Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A-2 Preferred Stock equal to the number of shares of Series A-2 Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A-2 Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A-2 Preferred Stock as required pursuant to the terms hereof.

(j) Partial Liquidated Damages. If the Company fails to deliver to a Holder shares of Common Stock by the Delivery Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A-2 Preferred Stock being converted, $50 per business day (increasing to $100 per business day on the third business day and increasing to $200 per business day on the sixth business day after such damages begin to accrue) for each business day after the Delivery Date until such shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver the shares or pay the cash within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(k) Compliance with Rules of Principal Market. The Company shall not issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon exercise or conversion (as the case may be) of the Preferred Shares without breaching the Company’s obligations under the rules and regulations the listing rules of the Principal Market (the maximum number of shares of Common Stock which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules and regulations of the Principal Market for issuances of shares of Common Stock in excess of such amount (the “Stockholder Approval Date”) or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of the Certificate of Incorporation of Aditxt, Inc. to be signed by its Chief Executive Officer on this [__], 2025.

ADITXT, INC.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

EXHIBIT I

ADITXT, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Certificate of Incorporation of Aditxt, Inc., a Delaware corporation (the “Company”) establishing the terms, preferences and rights of the Series A-2 Convertible Preferred Stock, $0.001 par value (the “Preferred Shares”) of the Company (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of Preferred Shares indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted:

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends with respect to such Preferred Shares to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

☐ If this Conversion Notice is being delivered with respect to an Alternate Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:____________________________

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock are eligible to be resold by the applicable Holder without restriction and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

ADITXT, INC.

By:
Name:
Title: